Exhibit 99.1

Sunrun Reports Third Quarter 2018 Financial Results
Total deployments of 100 MWs, an increase of 10% compared to the prior quarter
Net Earning Assets increased $99 million and Cash increased $5 million during the quarter
Reiterating full year guidance of 15% growth in deployments
SAN FRANCISCO, November 7, 2018, Sunrun (Nasdaq: RUN), the nation’s largest provider of residential solar, storage and energy services, today announced financial results for the third quarter ended September 30, 2018.

“We installed a record amount of solar energy and home batteries this quarter and delivered more than 50% year-over-year growth in our direct business,” said Lynn Jurich, Sunrun’s chief executive officer. “Americans are united on the value of rooftop solar energy and batteries in their homes. It’s the future: clean, affordable and reliable energy, which results in less pollution and healthier communities. Our employees are proud to accelerate the country toward a carbon-free and resilient power system with our Brightbox home solar and battery service.”
Adoption of New Accounting Standards

On January 1, 2018, Sunrun adopted FASB’s new accounting standards for contracts with customers (“Topic 606”) and lease accounting rules (“ASC 842”), using retrospective methods. Adoption requires that prior financial results are recast to reflect the new standards. Unless otherwise specified, financial results for both the third quarter of 2018 and the third quarter of 2017 are presented in this release under Topic 606 and ASC 842. The financial results for the third quarter of 2017 may differ from those previously reported.
Key Operating Metrics
In the third quarter of 2018, MW deployed increased to 100 MW from 91 MW in the second quarter of 2018, a 10% increase.
Creation Cost per watt was $3.34 in the third quarter of 2018, flat compared to the third quarter of 2017. The presentation of Creation Cost for the third quarter of 2017 remains as previously reported, as the calculation due to the adoption of the new accounting standards and the resulting recast financials would have resulted in immaterial changes in the Creation Cost for that period.
NPV per watt in the third quarter of 2018 was $1.00.
NPV created in the third quarter of 2018 was $86 million. Project Value per watt in the third quarter of 2018 was $4.34.
Gross Earning Assets as of September 30, 2018 were $2.8 billion, up $760 million, or 37% since September 30, 2017. Net Earning Assets as of September 30, 2018 were $1.4 billion, up $198 million, or 17% from the prior year.
Financing Activities

As of November 7, 2018, closed transactions and executed term sheets provide us expected project debt capacity into the first quarter of 2019 and tax equity capacity well into the second quarter of 2019.
Third Quarter 2018 GAAP Results
Customer agreements and incentives revenue grew 86% year-over-year to $114.6 million. Solar energy systems and product sales increased 9% year-over-year to $90.4 million. Total revenue grew to $205.0 million in the third quarter of 2018, up $60.4 million, or 42% from the third quarter of 2017.
Total cost of revenue was $139.4 million, an increase of 19% year-over-year. Total operating expenses were $228.5 million, an increase of 20% year-over-year.

Net loss available to common stockholders was $2.9 million in the third quarter of 2018, compared to net income of $28.0 million in the third quarter of 2017.
Diluted net loss per share available to common stockholders was $(0.02) per share.
Guidance for Full Year 2018
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.
For the full year 2018, we continue to expect deployments to grow 15% year-over-year.
Conference Call Information
Sunrun is hosting a conference call for analysts and investors to discuss its third quarter 2018 results and outlook for its fourth quarter 2018 at 2:00 p.m. Pacific Time today, November 7, 2018. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of the Company’s website at http://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 470-1078 (domestic) or (615) 247-0087 (international) using ID #8373999. A replay will be available following the call via the Sunrun Investor Relations website or for one week at the following numbers (855) 859-2056 (domestic) or (404) 537-3406 (international) using ID #8373999.
About Sunrun
Sunrun (Nasdaq:RUN) is the nation’s leading residential solar, storage and energy services company.  With a mission to create a planet run by the sun, Sunrun has led the industry since 2007 with its solar-as-a-service model, which provides clean energy to households with little to no upfront cost and at a saving compared to traditional electricity. The company designs, installs, finances, insures, monitors and maintains the systems, while families receive predictable pricing for 20 years or more. The company also offers a home solar battery service, Sunrun Brightbox, that manages household solar energy, storage and utility power with smart inverter technology. For more information, please visit: www.sunrun.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our market leadership, competitive advantages, investments, market adoption rates, our future financial and operating guidance, operational and financial results such as growth, value creation, MW deployments, gross and net earning assets, project value, estimated creation costs and NPV, and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth and financing capacity. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Consolidated Balance Sheets
(In Thousands)

	September 30, 2018	December 31, 2017

Assets
Current assets:
Cash	$242,936	$202,525
Restricted cash	32,049	39,265
Accounts receivable, net	65,354	60,359
State tax credits receivable	—	11,085
Inventories	95,978	94,427
Prepaid expenses and other current assets	9,699	9,202
Total current assets	446,016	416,863
Restricted cash	148	—
Solar energy systems, net	3,618,125	3,161,570
Property and equipment, net	33,522	36,402
Intangible assets, net	11,140	14,294
Goodwill	87,543	87,543
Other assets	336,705	246,464
Total assets	$4,533,199	$3,963,136
Liabilities and total equity
Current liabilities:
Accounts payable	$136,064	$115,193
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	15,387	13,583
Accrued expenses and other liabilities	85,897	97,230
Deferred revenue, current portion	46,571	42,609
Deferred grants, current portion	8,719	8,193
Finance lease obligations, current portion	8,372	7,421
Non-recourse debt, current portion	27,496	21,529
Pass-through financing obligation, current portion	55,355	5,387
Total current liabilities	383,861	311,145
Deferred revenue, net of current portion	539,863	522,243
Deferred grants, net of current portion	220,274	227,519
Finance lease obligations, net of current portion	7,301	5,811
Recourse debt	247,000	247,000
Non-recourse debt, net of current portion	1,290,102	1,026,416
Pass-through financing obligation, net of current portion	306,642	132,823
Other liabilities	37,717	42,743
Deferred tax liabilities	98,954	83,119
Total liabilities	3,131,714	2,598,819
Redeemable noncontrolling interests	117,468	123,801
Total stockholders’ equity	966,792	881,582
Noncontrolling interests	317,225	358,934
Total equity	1,284,017	1,240,516
Total liabilities, redeemable noncontrolling interests and total equity	$4,533,199	$3,963,136

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Customer agreements and incentives	$114,572	$61,717	$273,167	$168,918
Solar energy systems and product sales	90,388	82,829	246,694	211,359
Total revenue	204,960	144,546	519,861	380,277
Operating expenses:
Cost of customer agreements and incentives	63,195	47,299	175,540	135,201
Cost of solar energy systems and product sales	76,179	69,588	205,026	179,957
Sales and marketing	56,758	39,921	150,074	108,109
Research and development	4,604	3,936	13,552	10,642
General and administrative	26,720	27,925	87,743	77,761
Amortization of intangible assets	1,051	1,052	3,153	3,154
Total operating expenses	228,507	189,721	635,088	514,824
Loss from operations	(23,547)	(45,175)	(115,227)	(134,547)
Interest expense, net	34,482	23,217	94,552	65,746
Other expenses (income), net	(4,517)	(94)	(5,701)	589
Loss before income taxes	(53,512)	(68,298)	(204,078)	(200,882)
Income tax expense (benefit)	(5,988)	14,517	6,593	30,698
Net loss	(47,524)	(82,815)	(210,671)	(231,580)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(44,628)	(110,822)	(243,216)	(287,815)
Net income (loss) available to common stockholders	$(2,896)	$28,007	$32,545	$56,235
Net income (loss) per share available to common stockholders
Basic	$(0.03)	$0.26	$0.30	$0.54
Diluted	$(0.02)	$0.26	$0.28	$0.52
Weighted average shares used to compute net income per share available to common stockholders
Basic	111,134	105,783	109,351	105,060
Diluted	120,396	109,598	116,052	107,893

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating activities:
Net loss	$(47,524)	$(82,815)	$(210,671)	$(231,580)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	39,731	32,423	113,711	94,077
Deferred income taxes	(5,992)	14,518	6,590	30,697
Stock-based compensation expense	5,741	5,105	21,983	16,494
Interest on pass-through financing obligations	5,462	3,183	12,464	9,457
Reduction in pass-through financing obligations	(39,955)	(5,657)	(69,842)	(13,799)
Other noncash losses and expenses	8,505	5,189	20,636	15,341
Changes in operating assets and liabilities:
Accounts receivable	(6,558)	(8,449)	(6,063)	(8,783)
Inventories	(14,674)	(10,579)	(1,551)	4,003
Prepaid and other assets	(20,144)	(11,165)	(54,157)	(37,152)
Accounts payable	51,129	29,033	18,289	31,669
Accrued expenses and other liabilities	(14,688)	1,223	(16,727)	(5,288)
Deferred revenue	6,392	13,132	21,582	30,834
Net cash used in operating activities	(32,575)	(14,859)	(143,756)	(64,030)
Investing activities:
Payments for the costs of solar energy systems	(224,219)	(218,414)	(571,181)	(558,393)
Purchases of property and equipment	(317)	(1,492)	(3,079)	(5,956)
Net cash used in investing activities	(224,536)	(219,906)	(574,260)	(564,349)
Financing activities:
Proceeds from state tax credits, net of recapture	515	(386)	10,949	12,785
Proceeds from issuance of recourse debt	15,000	34,000	17,000	125,400
Repayment of recourse debt	(15,000)	(34,000)	(17,000)	(122,400)
Proceeds from issuance of non-recourse debt	238,144	94,561	488,376	294,086
Repayment of non-recourse debt	(175,356)	(7,971)	(224,033)	(92,801)
Payment of debt fees	(706)	(1,377)	(9,839)	(6,332)
Proceeds from pass-through financing and other obligations	135,010	1,577	286,642	4,639
Payment of finance lease obligations	(2,309)	(2,323)	(6,390)	(7,585)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	80,236	167,777	247,704	471,322
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(17,425)	(14,126)	(50,726)	(38,761)
Proceeds from exercises of stock options, net of withholding taxes paid on restricted stock units	3,732	218	8,676	(207)
Net cash provided by financing activities	261,841	237,950	751,359	640,146
Net change in cash and restricted cash	4,730	3,185	33,343	11,767
Cash and restricted cash, beginning of period	270,403	232,945	241,790	224,363
Cash and restricted cash, end of period	$275,133	$236,130	$275,133	$236,130

Key Operating Metrics and Financial Metrics

	Three Months Ended September 30,
	2018	2017
MW Deployed (during the period)	100	90
Cumulative MW Deployed (end of period)	1,460	1,117
Gross Earning Assets under Energy Contract (end of period)(in millions)(1)	$1,912	$1,359
Gross Earning Assets Value of Purchase or Renewal (end of period)(in millions)	$917	$709
Gross Earning Assets (end of period)(in millions)	$2,829	$2,068
Net Earning Assets (end of period)(in millions)(1)(2)(3)	$1,389	$1,192

	Three Months Ended September 30,
	2018	2017
Project Value, Contracted Portion (per watt)	$3.79	$3.92
Project Value, Renewal Portion (per watt)	$0.55	$0.57
Total Project Value (per watt)	$4.34	$4.49
Creation Cost (per watt)(4)(5)	$3.34	$3.34
Unlevered NPV (per watt)(1)	$1.00	$1.15
NPV (in millions)(1)	$86	$93

(1)	Numbers may not sum due to rounding.

(2)	Net Earning Assets for the period ending September 30, 2017 reflects changes owing to the adoption of new accounting standards.

(3)
Sunrun records income when it delivers tax benefits to its tax equity investors. Under partnership flip transactions this income is recognized beginning at the time of deployment. In pass-through financing transactions, income is recognized later, upon utility interconnection permission (PTO). Income recognition therefore lags in periods when the company is increasing its use of pass-through financing funds. Until PTO is received for a solar system in a pass-through financing obligation structure, the company records the expected value of tax benefits as a short term pass-through financing obligation, similar to deferred revenue accounting. The amount reflected within short-term pass-through financing obligation was $53.9 million in the third quarter of 2018, reflecting an increase of $17.8 million from the second quarter of 2018. As such, the pass-through financing obligation used to calculate Net Earning Assets is reduced by $53.9 million. The $17.8 million increase in the period depressed net income by $13.0 million, or $0.11 per diluted share, on a tax-effected basis.

(4)
The presentation of Creation Cost for periods commencing with March 31, 2018 reflects changes made to the calculation owing to the adoption of new accounting standards. The presentation of Creation Cost for periods prior to March 31, 2018 remain as previously reported, as the new calculation and resulting recast financials would have resulted in immaterial changes in the Creation Cost for such prior periods.

Definitions
Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed during the measurement period and (ii) certain sales and marketing expenses under new Customer Agreements, net of cancellations during the period divided by the related watts deployed.
Customers refers to all residential homeowners (i) who have executed a Customer Agreement or cash sales agreement with us and (ii) for whom we have internal confirmation that the applicable solar energy system has reached notice to proceed or “NTP”, net of cancellations.
Customer Agreements refers to, collectively, solar power purchase agreements and solar leases.
Gross Earning Assets represent the remaining net cash flows (discounted at 6%) we expect to receive during the initial term of our Customer Agreements (typically 20 or 25 years) for systems that have been deployed as of the measurement date, plus a discounted estimate of the value of the Customer Agreement renewal term or solar energy system purchase at the end of the initial term. Gross Earning Assets deducts estimated cash distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems deployed as of the measurement date. In calculating Gross Earning Assets, we deduct estimated cash distributions to our project equity financing providers. In calculating Gross Earning Assets, we do not deduct customer payments we are obligated to pass through to investors in pass-through financing obligations as these amounts are reflected on our balance sheet as long-term and short-term pass-through financing obligations, similar to the way that debt obligations are presented. In determining our finance strategy, we use pass-through financing obligations and long-term debt in an equivalent fashion as the schedule of payments of distributions to pass-through financing investors is more similar to the payment of interest to lenders than the internal rates of return (IRRs) paid to investors in other tax equity structures. We calculate the Gross Earning Assets value of the purchase or renewal amount at the expiration of the initial contract term assuming either a system purchase or a five year renewal (for our 25-year Customer Agreements) or a 10-year renewal (for our 20-year Customer Agreements), in each case forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing power prices. Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.
Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.
Gross Earning Assets Value of Purchase or Renewal is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for systems deployed as of the measurement date.
MW Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements, for which we have (i) confirmation that the systems are installed on the roof, subject to final inspection or (ii) in the case of certain system installations by our partners, accrued at least 80% of the expected project cost.
Net Earning Assets represents Gross Earning Assets less both project level debt and pass-through financing obligations, as of the same measurement date. Because estimated cash distributions to our project equity financing partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level debt is deducted from Net Earning Assets.
NPV equals Unlevered NPV multiplied by leased megawatts deployed in period.

NTP or Notice to Proceed refers to our internal confirmation that a solar energy system has met our installation requirements for size, equipment and design.
Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Specifically, Project Value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under Customer Agreements during the period): (i) estimated Gross Earning Assets, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under Customer Agreements and which are not already included in Gross Earning Assets and (iv) finance proceeds from tax equity investors, excluding cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investors. Project Value includes contracted SRECs for all periods after July 1, 2015.
Unlevered NPV equals the difference between Project Value and estimated Creation Cost on a per watt basis.

Investor Relations Contact:

Patrick Jobin
Vice President, Finance & Investor Relations
investors@sunrun.com
(415) 510-4986

Media Contact:

Georgia Dempsey
Director of Corporate Communications
press@sunrun.com
(415) 518-9418